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[LOGO] Commercial Capital Bancorp, Inc.

Contact: Stephen H. Gordon        Chairman & CEO       Telephone: (949) 585-7500
         Christopher G. Hagerty   EVP & CFO            Facsimile: (949) 585-0174

 COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES DIRECTOR AND OTHER APPOINTMENTS AND
                              DIRECTOR RESIGNATION


Irvine, CA - February 28, 2003 - Commercial Capital Bancorp, Inc. ("CCBI" or the "Company"), (NASDAQ: "CCBI"), announced today that Christopher G. Hagerty, Executive Vice President and Chief Financial Officer of CCBI and its subsidiaries, was appointed to the Company's Boards of Directors, effective February 26, 2003. Mr. Hagerty replaces Scott F. Kavanaugh, a Director, Executive Vice President and Chief Administrative Officer, who resigned his positions to pursue other interests.

Prior to joining CCBI in 1999, Mr. Hagerty served as Senior Vice President and corporate controller for Home Savings of America and its parent, H.F. Ahmanson prior to its acquisition by Washington Mutual, Inc. (NYSE: "WM"). At the time, Home Savings was the largest thrift in the country with approximately $55 billion in total assets. He played a significant role in the merger and acquisition strategies which resulted in the divestiture of large branch networks in New York, Illinois and Florida, and the acquisition of $1.9 billion of First Interstate Bank deposits, the acquisition of Coast Savings Financial, Inc., with total assets of $8.8 billion, and finally, the sale of H.F. Ahmanson & Co. to Washington Mutual. Prior to his position at Home Savings, Mr. Hagerty was a Senior Manager at KPMG Peat Marwick in their Los Angeles and London offices.

Additionally, the Company is pleased to announce that Robert Noble has been appointed Head of Secondary Marketing. Mr. Noble has served the Company in several capacities since 1999, most recently as Senior Vice President of Asset Quality. Prior to joining CCBI, Mr. Noble served as Senior Vice President for Home Savings of America and its parent H.F. Ahmanson. He was responsible for managing the overall credit quality of a $20 billion multifamily and commercial real estate loan portfolio. Additional responsibilities included the sale of both performing and non-performing multifamily and commercial real estate loan pools. Prior to Home Savings, Mr. Noble was employed at Transpacific Development Company, a commercial real estate developer and property manager with over 12 million square feet under management.

"Having been a member of the Company's executive management team, and the Company's CFO, practically since inception, Chris has played a significant role in the development of Commercial Capital Bancorp," said Stephen H. Gordon, Chairman and Chief Executive Officer. "This appointment makes such compelling sense given the evolution of CCBI and its status now as a public company." Gordon added, "Having Rob now head up all of secondary marketing creates the opportunity for the Company to leverage his background and successful experience with much larger multi-family and commercial real estate loan portfolios." Mr. Gordon concluded, "I want to wish Scott Kavanaugh well in his future endeavors. His performance at the Company will be remembered."

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base of middle market commercial businesses, income-property real estate investors, high net-worth individuals, families and professionals. At December 31, 2002, CCBI had total assets of $849.5 million, and its subsidiary, Commercial Capital Bank (the "Bank") was the fastest growing banking organization in Orange County, based on percentage growth in total assets on a quarterly basis over the 24 months ended September 30, 2002 (source: www.fdic.gov). The Bank has three full service branches located at the Company's headquarters in Irvine, Rancho Santa Margarita, and in Riverside, CA. Financial Institutional Partners Mortgage Corporation ("FIPMC"), the Company's mortgage banking subsidiary, was the 4th largest multifamily lender in California during the 12 months ended December 31, 2002. FIPMC has originated approximately $2.0 billion in multi-family and commercial real estate loans since its inception through December 31, 2002 and has loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Los Angeles, Irvine, and San Diego. ComCap Financial Services, Inc., the Company's NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net worth individuals and other financial institutions.

This release may include forward-looking statements (related to each company's plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.